EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2009 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Teleflex Incorporated’s Annual Report on Form 10 K for the year ended December 31, 2008. We also consent to the references to us under the headings “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 25, 2009